Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Restaurants, Inc. Names New Vice President -Finance

FOR IMMEDIATE RELEASE

Cincinnati, OH—May 23, 2011—Frisch’s Restaurants, Inc. (NYSE Amex:FRS), announced that effective today Mark R. Lanning, 56, will become the Company’s Vice President-Finance with the intent that he will also be named the Company’s Chief Financial Officer within three months following a brief transition period working with retiring CFO, Donald H. Walker.

Mr. Lanning brings over 30 years of financial management experience with him to Frisch’s. He most recently served as Vice President-Investor Relations and Treasurer of Hillenbrand, Inc. (NYSE:HI) headquartered in Batesville, Indiana. Prior to 2008 he served as Vice President and Treasurer of Hillenbrand Industries, Inc. also headquartered in Batesville, Indiana. Prior to joining Hillenbrand in 1987, Mr. Lanning served in various capacities with Ernst & Whinney (now Ernst & Young) in their Indianapolis and Tampa offices.

Craig F. Maier, President and Chief Executive Officer, said, “We are very pleased that Mark has agreed to join our Company to lead the finance group at Frisch’s. He will be responsible for corporate finance, treasury, public reporting, investor relations, budgeting, auditing, accounting, long range forecasting, tax and insurance functions.”

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.